UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 4, 2006 (August 4, 2006)

Seasons Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

000-50713	58-2633700
(Commission File Number)	(IRS Employer Identification No.)

336 Blue Ridge Street, Blairsville, GA	30512
(Address of Principal Executive Offices)	(Zip Code)

(706) 745-5588
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

David K. George resigned from the position of President of Seasons Bancshares and Seasons Bank on August 4, 2006, effective July 31, 2006. Concurrent with Mr. George’s resignation, Seasons Bancshares and Seasons Bank entered into a separation agreement with Mr. George terminating his employment agreement with Seasons Bancshares, effective July 31, 2006.

Under the terms of the separation agreement, for a 12-month period Seasons Bank will continue to pay Mr. George his base salary of $140,000 per year and will continue Mr. George’s health coverage with Seasons Bank, at the current cost to Mr. George or at the rates chargeable to Seasons Bank’s employees for benefit coverage if Mr. George selects COBRA.

The separation agreement also generally provides that, for a period of one year following the termination of Mr. George’s employment, he will not compete with Seasons Bank in the banking business nor solicit its customers or employees. The separation agreement also generally provides that Mr. George will not disclose any confidential information or trade secret he acquired as an employee of Seasons Bancshares for two-year period.

Under the separation agreement, Mr. George agrees to unconditionally release Seasons Bancshares, Seasons Bank and Cadence Financial Corporation and all of their affiliates and subsidiaries from any and all claims that Mr. George may now have against each of them arising at any time up to and including the date of execution of the separation agreement. (As described in Item 7.01 of this current report on Form 8-K, Seasons Bancshares and Cadence are parties to a pending merger transaction.)

Item 1.02.	Termination of a Material Definitive Agreement.

David K George resigned from the position of President of Seasons Bancshares and Seasons Bank on August 4, 2006. Mr. George entered into a separation agreement with Seasons Bancshares and Seasons Bank as described above under Item 1.01 of this current report, terminating his employment agreement dated March 21, 2006 with Seasons Bancshares.

Under the terms of the employment agreement, Mr. George received a base salary of $140,000 per year. Mr. George was also entitled to receive a $10,000 bonus if Seasons Bank achieved $385,000 of net operating income by September 30, 2006 and, beginning in 2007, bonus compensation in an amount equal to up to 25% of his base salary upon meeting certain performance goals. Seasons Bank also provided Mr. George with health insurance, membership fees to a club and an automobile allowance of $750.00 per month.

Seasons Bancshares would have been obligated to pay Mr. George his base salary for 12 months if it terminated Mr. George’s employment without cause. Additionally, upon a change of control of Seasons Bancshares, Mr. George would have been entitled to severance compensation in an amount equal his then effective base salary for one year. The employment agreement also generally provided that, for a period of 12 months following the termination of Mr. George’s employment, Mr. George would not compete with Seasons Bank in the banking business nor solicit its customers or employees.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

David K. George resigned from the position of President of Seasons Bancshares, Inc. and Seasons Bank on August 4, 2006, effective July 31, 2006. Mr. George also resigned from the boards of directors of Seasons Bancshares and Seasons Bank on August 4, 2006, effective July 31, 2006.

Item 7.01.	Regulation FD Disclosure.

On August 4, 2006, Cadence Financial Corporation issued a press release announcing the resignation of David K. George from Seasons Bancshares, effective July 31, 2006. Mr. George’s duties have been assumed by Season Bancshares’ Chief Executive Officer, William L. (Bill) Sutton. Mr. Sutton is a veteran banker with over 35 years of community banking experience. Prior to relocating to Georgia, Mr. Sutton lived in Florida where, in addition to his executive leadership positions with various banks, he served as President of the Florida Bankers Association and as Florida’s Secretary of Commerce.

Mr. George’s execution of the employment agreement with Seasons Bancshares was a condition to the Agreement and Plan of Merger dated March 21, 2006 by and between Cadence Financial Corporation and Seasons Bancshares. Cadence intends to pursue the proposed merger; however, Cadence has not waived such condition or any other condition that may be affected by Mr. George’s departure. Mr. George is subject to a 12 month non-compete and Seasons Bancshares plans on hiring an appropriate replacement in consultation with Cadence. The closing of the transaction is subject to other customary closing conditions, including obtaining approvals from the Federal Reserve, the Comptroller of the Currency, the Georgia Department of Banking and Finance and the Seasons Bancshares’ shareholders.

This Form 8-K contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, uncertainties and difficulties associated with closing the pending transaction with Cadence, and general market risks) that may cause actual results to differ materially from those in such statements.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 10.1	Employment Agreement between Seasons Bancshares, Inc. and David K. George, dated March 21, 2006.

Exhibit 10.2	Separation and General Release Agreement among David K. George and Seasons Bank and Seasons Bancshares, Inc., dated August 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEASONS BANCSHARES, INC.

Dated: August 4, 2006
	By:	/s/ William L. Sutton
	Name:	William L. Sutton
	Title:	Chief Executive Officer